Exhibit 99.1

Hillenbrand Reports Fourth Quarter and Fiscal Year 2016 Results and Issues 2017 Guidance

•	Revenue of $429 million for the quarter grew 9% year over year

•	GAAP EPS of $0.56 for the quarter increased 88%; adjusted EPS of $0.58 grew 5% compared to last year

•	Revenue of $1.54 billion for the full year declined 4% from the prior year

•	GAAP EPS of $1.77 for the full year increased 2%; adjusted EPS of $2.01 decreased 2% compared to the prior year

•	Operating cash flow of $238 million for fiscal 2016 grew $133 million over 2015

•	2017 Guidance: GAAP EPS range expected to be $1.80-$1.95 for fiscal 2017; Adjusted EPS range expected to be $1.95-$2.10

BATESVILLE, Ind., November 16, 2016 -- /PRNewswire/ -- Hillenbrand, Inc. (NYSE: HI) reported results today for the fourth quarter and full fiscal year of 2016, ended September 30.

Fourth Quarter Results

Revenue of $429 million in the fourth quarter increased 9% over the prior year driven by large plastics projects and incremental revenue from the ABEL and Red Valve acquisitions. Organic revenue increased 4% to $410 million. Compared to the prior year, fourth quarter net income increased 88% to $36 million, or $0.56 per share, while adjusted net income was up 5% to $37 million, or $0.58 per share. Adjusted EBITDA increased 1% to $74 million, and adjusted EBITDA margin declined 140 basis points to 17.4% driven by an estimated decrease in North American burials and lower volume in certain Process Equipment Group industrial end markets.

Process Equipment Group

Process Equipment Group revenue of $284 million in the fourth quarter was 17% higher than last year, primarily due to increased volume in the plastics market and the additional revenue from ABEL and Red Valve. Those increases were partially offset by continued weak demand in other industrial end markets including coal and proppants. Organically, Process Equipment Group revenue increased 10% in the quarter.

The Process Equipment Group finished the year with $500 million in backlog, 9% higher than last year. Adjusted EBITDA margin of 18.0% in the fourth quarter was in line with the prior year, as improvement from the addition of ABEL and Red Valve in the quarter’s results was offset by unfavorable product mix and the effect of low volume in the coal and proppants end markets.

Batesville

Batesville fourth quarter revenue was $145 million, a decrease of 4% compared to the prior year, largely due to the estimated volume decline in North American burials given the increased rate at which families chose cremation.

Adjusted EBITDA margin declined 90 basis points to 23.6% due to volume declines that were in line with the market and cost inflation driven by healthcare and insurance. Batesville continues to leverage the Hillenbrand Operating Model to identify opportunities to improve productivity and drive cost out of the business as it addresses the steadily declining number of burials.

Fiscal Year 2016 Results

Hillenbrand’s revenue of $1.54 billion for fiscal 2016 decreased 4%, as certain end markets in the Process Equipment Group remained challenged, and the rate at which families opted for cremation continued to increase, challenging the Batesville segment. This decrease was partially offset by the increased revenue from the additions of ABEL and Red Valve during the year. Organic revenue was down 7%. Process Equipment Group revenue of $965 million decreased 3% driven by the impact of unfavorable foreign currency and end market weakness in proppants and coal. Batesville revenue of $574 million was down 5% driven by the estimated decline in North American burials associated with the increased rate at which families chose cremation.

Net income increased 1% to $113 million or $1.77 per share. On an adjusted basis, net income decreased 2% to $128 million or $2.01 per share. Adjusted EBITDA decreased 1% to $267 million and, as a percentage of revenue, was 17.4%, 60 basis points higher than the prior year. The adjusted EBITDA margin improvement was the result of process improvements and cost savings initiatives in both segments, supported by the application of the Hillenbrand Operating Model, and the higher margins associated with Abel and Red Valve. Previously announced restructuring actions were completed during the year, contributing approximately $5 million of savings in fiscal 2016 and setting the business on pace to achieve the targeted $10 million annualized savings. Operating cash flow for fiscal year 2016 was $238 million. The $133 million improvement over 2015 was driven primarily by lower working capital requirements in the Process Equipment Group and the non-recurring payment of a litigation settlement in the prior year.

“The Process Equipment Group closed out the year with solid fourth quarter results compared to last year with a strong increase in orders, despite the persistent headwinds in several of our end markets. Our Batesville business was ranked number one for the third consecutive year in the Funeral Service Insider’s annual survey of funeral professionals for quality, service, and innovation. And, thanks to everyone’s efforts, we were able to generate strong cash flow for Hillenbrand this year,” commented Joe Raver, President and CEO of Hillenbrand. “Our team performed well this year despite challenging market conditions. We had to make some difficult decisions and took significant actions to overcome persistent market challenges, drive margin improvement, and position ourselves for increased profitability when demand returns. We will continue to utilize the Hillenbrand Operating Model to identify and implement initiatives to proactively protect our profitability while pursuing growth as we move into 2017.”

Guidance

Hillenbrand expects 2017 revenue growth of 1-3%. Revenue from the Process Equipment Group is projected to grow 3-5% organically, and Batesville is expected to deliver revenue that is down 1%-3%. GAAP EPS is expected to be $1.80-$1.95 for 2017, while adjusted EPS is projected to be $1.95-$2.10. The company expects its adjusted tax rate to be approximately 31% for fiscal 2017.

Other Notable Items

On October 3, 2016, Hillenbrand contributed $80 million to its U.S. defined benefit pension plan (the “Plan”). The contribution was made using cash on hand and funds borrowed from its revolving credit facility. While the company expects to benefit from the long term savings of this event, the majority of the pension expense savings in 2017 from this action is expected to be offset by the additional interest expense on the funds borrowed and certain potential tax effects from the transaction.

In addition, on November 14, 2016, the company began implementing a plan to transition its non-bargaining U.S. employees from a defined benefit-based model to a defined contribution structure over a three year sunset period for certain of its employees beginning January 1, 2017. This change causes a remeasurement event for the Plan with a new measurement date of October 31, 2016, as the event eliminates future benefit accruals in the Plan for the affected populations. The company does not expect the remeasurement resulting from this action to cause a material change in its pension expense in 2017.

On November 3, 2016, Batesville announced the planned closure of its smaller wood casket manufacturing facility in Panola County, Mississippi. This action was taken as a result of changing consumer attitudes and preferences in the funeral industry over the past several decades, with consumers choosing cremation over burial at an increased rate, and metal being the preferred casket material over wood. The company expects restructuring and restructuring related charges of approximately $9 to $11 million in 2017.

Conference Call Information
Date/Time:             8:00 a.m. ET, Thursday, November 17, 2016
Dial-In for U.S. and Canada:     1-877-201-0168
Dial-In for International:          +1-647-788-4901
Conference call ID number:     42049462

Webcast link:	http://ir.hillenbrand.com (archived through Thursday, December 15, 2016)
Replay - Conference Call
Date/Time:            Available until midnight ET, Thursday, December 1, 2016
Dial-In for U.S. and Canada:    1-855-859-2056
Dial-In for International:        +1-404-537-3406
Conference call ID number:    42049462

Hillenbrand’s financial statements on Form 10-K are expected to be filed jointly with this release and will be available on the company’s website (www.ir.Hillenbrand.com).

Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,			Twelve months ended September 30,
	2016	2015		2016	2015
Net revenue	$428.7	$392.0		$1,538.4	$1,596.8
Cost of goods sold	272.5	247.5		967.8	1,026.4
Gross profit	156.2	144.5		570.6	570.4
Operating expenses	89.9	83.5		346.5	330.6
Amortization expense	7.4	6.7	33.0	33.0	28.1
Pension settlement charge	—	17.7		—	17.7
Interest expense	6.4	6.0		25.3	23.8
Other (expense) income, net	0.2	(1.6)		(1.7)	(7.9)
Income before income taxes	52.7	29.0		164.1	162.3
Income tax expense	15.4	9.2		47.3	49.1
Consolidated net income	37.3	19.8		116.8	113.2
Less: Net income attributable to noncontrolling interests	1.3	0.7		4.0	1.8
Net income(1)	$36.0	$19.1		$112.8	$111.4

Net income(1) — per share of common stock:
Basic earnings per share	$0.57	$0.30		$1.78	$1.76
Diluted earnings per share	$0.56	$0.30		$1.77	$1.74
Weighted average shares outstanding (basic)	63.4	63.3		63.3	63.2
Weighted average shares outstanding (diluted)	64.0	63.8		63.8	63.9

Cash dividends per share	$0.2025	$0.2000		$0.8100	$0.8000

(1) Net income attributable to Hillenbrand

Condensed Consolidated Statements of Cash Flow
(in millions)

	Twelve months ended September 30,
	2016	2015
Net cash provided by operating activities	$238.2	$105.0
Net cash used in investing activities	(253.5)	(29.5)
Net cash provided by (used in) financing activities	21.6	(83.2)
Effect of exchange rate changes on cash and cash equivalents	(2.6)	(2.0)
Net cash flows	3.7	(9.7)

Cash and cash equivalents:
At beginning of period	48.3	58.0
At end of period	$52.0	$48.3

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three months ended September 30,		Twelve months ended September 30,
	2016	2015	2016	2015
Net Income(1)	$36.0	$19.1	$112.8	$111.4
Restructuring and restructuring related	1.3	5.1	10.4	8.9
Business acquisition and integration	0.2	2.9	3.7	3.6
Litigation	—	—	—	0.5
Inventory step-up	—	—	2.4	—
Backlog amortization	—	—	4.5	—
Trade name impairment	—	—	2.2	—
Pension settlement charge	—	17.7	—	17.7
Tax effect of adjustments	(0.5)	(9.4)	(8.0)	(11.2)
Adjusted Net Income(1)	$37.0	$35.4	$128.0	$130.9

Diluted EPS	$0.56	$0.30	$1.77	$1.74
Restructuring and restructuring related	0.02	0.08	0.16	0.14
Business acquisition and integration	0.01	0.04	0.06	0.06
Litigation	—	—	—	0.01
Inventory step-up	—	—	0.04	—
Backlog amortization	—	—	0.07	—
Trade name impairment	—	—	0.04	—
Pension settlement charge	—	0.28	—	0.28
Tax effect of adjustments	(0.01)	(0.15)	(0.13)	(0.18)
Adjusted Diluted EPS	$0.58	$0.55	$2.01	$2.05

[1] Net income attributable to Hillenbrand

	Three months ended September 30,		Twelve months ended September 30,
	2016	2015	2016	2015
Adjusted EBITDA:
Process Equipment Group	$51.1	$44.1	$160.9	$160.5
Batesville	34.1	36.8	143.5	145.5
Corporate	(10.8)	(7.3)	(37.3)	(37.3)
Less:
Interest income	(0.4)	(0.3)	(1.2)	(1.0)
Interest expense	6.4	6.0	25.3	23.8
Income tax expense	15.4	9.2	47.3	49.1
Depreciation and amortization	14.2	13.2	60.4	54.3
Business acquisition and integration	0.2	2.9	3.7	3.6
Inventory step-up	—	—	2.4	—
Restructuring and restructuring related	1.3	5.1	10.2	7.5
Litigation	—	—	—	0.5
Pension settlement charge	—	17.7	—	17.7
Trade name impairment	—	—	2.2	—
Consolidated net income	$37.3	$19.8	$116.8	$113.2

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should
This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2016, filed with the Securities and Exchange Commission on November 16, 2016. The company assumes no obligation to update or revise any forward-looking information.

CONTACT
Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com